EXHIBIT 99.1
EZCORP INCOME INCREASES 41% IN MARCH QUARTER
AUSTIN, Texas (April 23, 2009) — EZCORP, Inc. (Nasdaq: EZPW) announced today results for its fiscal second quarter and six-month period ended March 31, 2009.
EZCORP’s net income for the quarter ended March 31, 2009 increased 41% to $18,320,000 ($0.37 per share) compared to $13,016,000 ($0.30 per share) for the quarter ended March 31, 2008. Total revenues for the quarter increased 38% over the prior year period to $156,266,000 with pawn service charges up 54%, total sales (merchandise and jewelry scrapping) up 45%, and signature loan revenues (payday loan and credit service fees) up 5%.
Consolidated operating income improved 40% to $27,690,000 (29% of net revenues) from $19,712,000 (28% of net revenues) in the prior year quarter. The Company’s U.S. pawn operations contributed $6,574,000 of the improvement and EZMONEY operations contributed $2,157,000, partially offset by an increase in administrative costs. Operating income from the 45-store Empeño Fácil pawn segment increased 34% in Mexican pesos, but was relatively flat after translation to a stronger U.S. dollar.
The 78 pawn stores acquired in the December quarter contributed total revenues of $36,725,000, operating income of $4,881,000, and net income of $2,896,000. The acquired stores contributed approximately $0.02 earnings per share after the effect of shares issued in the acquisitions.
EZCORP’s net income for the six-month period ended March 31, 2009 increased 30% to $33,148,000 ($0.71 per share) compared to $25,571,000 ($0.59 per share) for the prior year six-month period. Operating income for the six months improved 28% to $49,702,000 (29% of net revenues) compared to $38,842,000 (28% of net revenues) for the prior year six-month period.
Commenting on these results, President and Chief Executive Officer, Joe Rotunda, stated, “Our second quarter was another strong quarter for us, with the 23% increase in earnings per share exceeding our guidance. This is our 27th consecutive quarter of year over year earnings growth. We ended the quarter with a strong balance sheet reflecting cash in excess of outstanding debt, and an additional $80 million available on our revolving line of credit.”
Rotunda continued, “We are pleased with the contribution from the 78 stores we acquired in November and December. We migrated all acquired stores to our point-of-sale system by March 31 and all administrative functions will be fully integrated by April 30, leading to additional efficiencies and earnings accretion.”

Rotunda concluded, “We expect full-year earnings per share of $1.50 to $1.52 compared to last year’s $1.21, representing an increase of 24% to 26%. We expect our June quarter to be approximately $0.34 for a 36% increase, and the September quarter to be $0.46 to $0.48, or an increase of 24% to 30% over the prior year quarter. We remain on track to open 30 to 35 Mexico pawn locations by fiscal year-end, including the six opened and one acquired year-to-date. We opened fourteen EZMONEY stores year-to-date and closed nine as part of the ongoing analysis of store performance. We expect to open two more EZMONEY stores in the remainder of the fiscal year.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In its signature loan stores and some pawnshops, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
As of March 31, 2009, EZCORP operated a total of 898 locations in the U.S. and Mexico consisting of 371 U.S. pawnshops, 45 pawnshops in Mexico and 482 U.S. signature loan stores.
This announcement contains certain forward-looking statements regarding the Company’s expected operating and financial performance for future periods, including new store expansion, anticipated benefits of acquisitions and expected future earnings. These statements are based on the Company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, actions of third parties who offer services and products in the Company’s locations and changes in the regulatory environment. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
You are invited to listen to a conference call discussing these results on April 23, 2009 at 3:30pm Central Time. The conference call can be accessed over the Internet or replayed at your convenience at the following address.
http://www.videonewswire.com/event.asp?id=57864
For additional information, contact Dan Tonissen at (512) 314-2289.

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

		Three Months Ended March 31,
		2009	2008
1	Revenues:
2	Merchandise sales	$61,056	$44,675
3	Jewelry scrapping sales	27,957	16,655
4	Pawn service charges	33,516	21,785
5	Signature loan fees	31,594	30,166
6	Auto title loan fees	415	—
7	Other	1,728	344

8	Total revenues	156,266	113,625
9	Cost of goods sold:
10	Cost of merchandise sales	38,125	27,165
11	Cost of jewelry scrapping sales	18,301	9,566

12	Total cost of goods sold	56,426	36,731
13	Bad debt:
14	Signature loan bad debt	5,072	6,632
15	Auto title loan bad debt	42	—

16	Total bad debt	5,114	6,632

17	Net revenue	94,726	70,262
18
19	Operations expense	54,628	38,899
20	Administrative expense	9,794	8,451
21	Depreciation and amortization	3,151	3,119
22	(Gain) / Loss on sale/disposal of assets	(537)	81

23	Operating income	27,690	19,712
24
25	Interest income	(72)	(137)
26	Interest expense	471	75
27	Equity in net income of unconsolidated affiliate	(1,371)	(1,118)
28	Other	2	—

29	Income before income taxes	28,660	20,892
30	Income tax expense	10,340	7,876

31	Net income	$18,320	$13,016

32

33	Net income per share, diluted	$0.37	$0.30

34
35	Weighted average shares, diluted	49,272	43,228

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

		Six Months Ended March 31,
		2009	2008
1	Revenues:
2	Merchandise sales	$105,851	$85,174
3	Jewelry scrapping sales	47,742	31,663
4	Pawn service charges	59,897	44,693
5	Signature loan fees	67,594	63,694
6	Auto title loan fees	636	—
7	Other	3,161	707

8	Total revenues	284,881	225,931
9	Cost of goods sold:
10	Cost of merchandise sales	65,291	51,416
11	Cost of jewelry scrapping sales	31,560	18,856

12	Total cost of goods sold	96,851	70,272
13	Bad debt:
14	Signature loan bad debt	14,556	16,302
15	Auto title loan bad debt	49	—

16	Total bad debt	14,605	16,302

17	Net revenue	173,425	139,357
18
19	Operations expense	98,122	77,435
20	Administrative expense	20,205	16,891
21	Depreciation and amortization	6,217	5,946
22	(Gain) / Loss on sale/disposal of assets	(821)	243

23	Operating income	49,702	38,842
24
25	Interest income	(198)	(194)
26	Interest expense	636	156
27	Equity in net income of unconsolidated affiliate	(2,312)	(2,165)
28	Other	27	—

29	Income before income taxes	51,549	41,045
30	Income tax expense	18,401	15,474

31	Net income	$33,148	$25,571

32

33	Net income per share, diluted	$0.71	$0.59

34
35	Weighted average shares, diluted	46,939	43,241

EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data and store counts)

		As of March 31,
		2009	2008
1	Assets:
2	Current assets:
3	Cash and cash equivalents	$55,244	$35,551
4	Pawn loans	79,359	56,701
5	Payday loans, net	6,420	5,290
6	Pawn service charges receivable, net	14,551	8,983
7	Auto title loans, net	874	—
8	Auto title loan finance charges receivable, net	72	—
9	Signature loan fees receivable, net	4,417	4,781
10	Inventory, net	56,025	35,999
11	Deferred tax asset	15,826	9,006
12	Federal income taxes receivable	495	—
13	Prepaid expenses and other assets	13,574	7,281

14	Total current assets	246,857	163,592
15
16	Investment in unconsolidated affiliate	34,725	36,904
17	Property and equipment, net	48,206	38,413
18	Deferred tax asset, non-current	8,452	5,346
19	Goodwill	99,008	24,422
20	Other assets, net	17,533	5,350

21	Total assets	$454,781	$274,027

22	Liabilities and stockholders’ equity:
23	Current liabilities:
24	Current maturities of long-term debt	$10,000	$—
25	Accounts payable and other accrued expenses	30,457	22,202
26	Customer layaway deposits	4,345	2,456
27	Federal income taxes payable	—	2,363

28	Total current liabilities	44,802	27,021
29
30	Long-term debt, less current maturities	30,000	—
31	Deferred gains and other long-term liabilities	3,462	3,003
32	Total stockholders’ equity	376,517	244,003

33	Total liabilities and stockholders’ equity	$454,781	$274,027

34
35	Pawn loan balance per ending pawn store	$191	$177
36	Inventory per ending pawn store	$135	$112
37	Book value per share	$7.75	$5.89
38	Tangible book value per share	$5.38	$5.20
39	Pawn store count — end of period	416	320
40	Signature loan store count — end of period	482	462
41	Shares outstanding — end of period	48,597	41,398

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands, except store counts)

		U.S. Pawn	Empeño	EZMONEY
	Three months ended March 31, 2009:	Operations	Fácil	Operations	Consolidated
1	Revenues:
2	Sales	$86,808	$2,205	$—	$89,013
3	Pawn service charges	32,265	1,251	—	33,516
4	Signature loan fees	557	—	31,037	31,594
5	Auto title loan fees	351	—	64	415
6	Other	1,727	1	—	1,728

7	Total revenues	121,708	3,457	31,101	156,266
8
9	Cost of goods sold	55,072	1,354	—	56,426
10	Signature loan bad debt	108	—	4,964	5,072
11	Auto title loan bad debt	36	—	6	42

12	Net revenues	66,492	2,103	26,131	94,726
13
14	Operations expense	38,367	1,299	14,962	54,628

15	Store operating income	$28,125	$804	$11,169	$40,098

16
17	Pawn store count — end of period	371	45	—	416
18	Signature loan store count — end of period	6	—	476	482
19
20	Three months ended March 31, 2008:
21	Revenues:
22	Sales	$59,747	$1,583	$—	$61,330
23	Pawn service charges	20,720	1,065	—	21,785
24	Signature loan fees	672	—	29,494	30,166
25	Auto title loan fees	—	—	—	—
26	Other	341	3	—	344

27	Total revenues	81,480	2,651	29,494	113,625
28
29	Cost of goods sold	35,784	947	—	36,731
30	Signature loan bad debt	167	—	6,465	6,632
31	Auto title loan bad debt	—	—	—	—

32	Net revenues	45,529	1,704	23,029	70,262
33
34	Operations expense	23,978	904	14,017	38,899

35	Store operating income	$21,551	$800	$9,012	$31,363

36
37	Pawn store count — end of period	294	26	—	320
38	Signature loan store count — end of period	6	—	456	462

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands, except store counts)

		U.S. Pawn	Empeño	EZMONEY
	Six months ended March 31, 2009:	Operations	Fácil	Operations	Consolidated
1	Revenues:
2	Sales	$148,975	$4,618	$—	$153,593
3	Pawn service charges	57,149	2,748	—	59,897
4	Signature loan fees	1,243	—	66,351	67,594
5	Auto title loan fees	561	—	75	636
6	Other	3,160	1	—	3,161

7	Total revenues	211,088	7,367	66,426	284,881
8
9	Cost of goods sold	94,010	2,841	—	96,851
10	Signature loan bad debt	344	—	14,212	14,556
11	Auto title loan bad debt	42	—	7	49

12	Net revenues	116,692	4,526	52,207	173,425
13
14	Operations expense	65,045	2,583	30,494	98,122

15	Store operating income	$51,647	$1,943	$21,713	$75,303

16
17	Pawn store count — end of period	371	45	—	416
18	Signature loan store count — end of period	6	—	476	482
19
20	Six months ended March 31, 2008:
21	Revenues:
22	Sales	$113,948	$2,889	$—	$116,837
23	Pawn service charges	42,710	1,983	—	44,693
24	Signature loan fees	1,481	—	62,213	63,694
25	Auto title loan fees	—	—	—	—
26	Other	703	4	—	707

27	Total revenues	158,842	4,876	62,213	225,931
28
29	Cost of goods sold	68,552	1,720	—	70,272
30	Signature loan bad debt	539	—	15,763	16,302
31	Auto title loan bad debt	—	—	—	—

32	Net revenues	89,751	3,156	46,450	139,357
33
34	Operations expense	48,000	1,745	27,690	77,435

35	Store operating income	$41,751	$1,411	$18,760	$61,922

36
37	Pawn store count — end of period	294	26	—	320
38	Signature loan store count — end of period	6	—	456	462